                                    EXHIBIT 11
                               GUITAR CENTER, INC.
                     COMPUTATION OF INCOME (LOSS) PER SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         Quarter Ended         Six Months Ended
                                            June 30,                June 30,
                                       -----------------       ----------------
                                        1998        1997       1998       1997
                                       ------     -------    -------     ------
Net income (loss)                     $ 4,856     $  (531)    $ 9,076   $   395

Weighted average shares outstanding
Basic                                  19,550      19,329      19,449    19,329
                                      --------    --------    -------   -------
                                      --------    --------    -------   -------
Diluted                                21,138      19,329      20,952    20,456
                                      --------    --------    -------   -------
                                      --------    --------    -------   -------
Income (loss) per common share
Basic                                 $  0.25     $ (0.03)    $  0.47   $  0.02
                                      --------    --------    -------   -------
Diluted                               $  0.23     $ (0.03)    $  0.43   $  0.02
                                      --------    --------    -------   -------